Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Launches Strategic Restructuring Program To Enhance Profitability

Multi-Year Program Expected to Generate $50 Million in Ongoing Annualized Pre-Tax Savings

Company Takes a Conservative Approach to New Store Growth for Fiscal 2008

New York, NY, January 30, 2008 – AnnTaylor Stores Corporation (NYSE: ANN) today announced a multi-year restructuring program that is designed to enhance profitability and improve overall effectiveness, following the Company’s comprehensive review of its SG&A cost structure. The Company also announced that, in light of the ongoing macroeconomic weakness and uncertainty in the retail sector, it is taking a conservative approach to new store growth in fiscal 2008.

The key elements of the restructuring program include:

•	The optimization of the Company’s store portfolio, including the closure of 117 underperforming stores over the 2008-2010 period;

•	An organizational streamlining, primarily involving the downsizing of the Company’s headquarters staff by approximately 13%; and

•	A broad-based productivity initiative, including the strategic procurement of non-merchandise goods and services, to improve efficiencies and effectiveness across the organization and store base.

Commenting on the announcement, Ann Taylor President and Chief Executive Officer Kay Krill stated, “Following a very thorough review of our entire business and cost structure, we are taking actions to enhance our overall effectiveness and improve our profitability, and we believe that doing so will increase our operating margin by more than 200 basis points over the next three years. This restructuring is designed to position us as a stronger, leaner Company that can be more agile in responding to economic realities and marketplace opportunities, and we are confident that this program will not only improve our bottom line, but also enable us to reinvest in our business to drive more profitable growth in the future. I firmly believe we are better positioned today to successfully execute a program of this nature than at any time in our history.”

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“For 2008, in light of the current macro environment and retail slowdown, we are taking a very measured approach to capital spending for new store growth, including opening fewer Ann Taylor and LOFT stores and delaying the test of our new concept until 2009. At the same time, we are planning to aggressively invest in factory channel expansion. We believe that this approach mitigates business and financial risk during this period of economic uncertainty and, in concert with the restructuring program, positions the Company to accelerate our growth plans as the economy and consumer spending improve,” Ms Krill stated.

Restructuring Program Details

The restructuring program is expected to result in ongoing annualized pre-tax savings of approximately $50 million by fiscal 2010, with the benefit to fiscal 2008 expected to total approximately $20-25 million. The total pre-tax cost to implement the program is expected to be approximately $40-45 million, with $29 million, or approximately $0.29 per diluted share, to be incurred in fiscal 2007. Excluding these expenses, the Company indicated that it remains comfortable with its previous outlook for diluted EPS of $1.80-$1.85 for fiscal 2007.

The Company indicated that approximately $40 million of the expected $50 million in ongoing annualized savings are cash savings, primarily stemming from the strategic procurement of non-merchandise goods and services, the reduced corporate headcount and other productivity initiatives.

The anticipated total program cost of $40-45 million includes approximately $25 million in non-cash expenses, primarily associated with the write-down of assets related to store closures. The balance of approximately $15-20 million in expenses are cash charges and relate primarily to severance and various other costs to implement the restructuring.

Commenting on the program, Ms. Krill stated, “On a cash basis, this restructuring program is expected to yield the Company approximately $40 million in ongoing annualized savings, at a cost of approximately $15-20 million. This expected return is very compelling, and we believe the program delivers real value to our shareholders and positions us for success in the years ahead.”

The Company indicated that the fiscal 2007 costs of $29 million primarily reflect the non-cash write-down of assets, as well as severance and other expenses. Program costs expected to be incurred in fiscal 2008 total approximately $7-10 million and are largely cash expenses. The balance of the program costs, to be incurred over the 2009-2010 period, total approximately $4-6 million and are largely cash charges.

The store optimization component of the restructuring involves the closure of 117 underperforming stores and the related non-cash write-off of assets associated with this decision. The Company plans to close 64 of the 117 stores during fiscal 2008, with the balance to be closed over the fiscal 2009-2010 period. The Company conducted a careful review of options with respect to the method and timing of closing the

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underperforming stores and determined that the staged approach over the 2008-2010 period was the most cost-effective option. The sales contribution in fiscal 2007 of the 117 stores slated for closure is estimated at approximately $210 million, with minimal operating income impact.

By division, the Company is planning to close 25 Ann Taylor stores in fiscal 2008, with an additional 14 stores slated for closure in fiscal 2009-2010. For LOFT, 39 stores are expected to be closed in fiscal 2008, with 39 additional stores slated for closure in fiscal 2009-2010. The Company indicated that, in addition to the restructuring program, it expects to continue to close stores over the 2009-2010 period, as part of its normal business process.

The organizational streamlining involves the elimination of 180 positions, or 13% of the Company’s corporate workforce, and is designed to increase span of control and improve efficiency and effectiveness.

The broad-based productivity initiative involves the strategic procurement of non-merchandise goods and services in all areas of the Company’s SG&A cost structure. These efforts involve the internal consolidation of all purchasing activities under a centralized strategic procurement organization to leverage scale, as well as the outsourcing of various activities where cost efficiencies can be achieved without sacrificing quality. In addition, this initiative involves the optimization of all aspects of store productivity and effectiveness.

2008 New Store Openings

The Company also indicated that, for fiscal 2008, it has conservatively planned its core business performance, particularly in the first half, due to the anticipation of continued weakness in the economy and consumer spending. The Company continues to believe that it will enter fiscal 2008 in a healthy inventory position and will be focused throughout the year on keeping its inventories under control.

In terms of new store openings for fiscal 2008, the Company currently plans to open four Ann Taylor stores, 15 LOFT stores and 20-25 Ann Taylor Factory stores. In addition, the Company is proceeding with its rollout of LOFT Outlet and plans to open 10 LOFT Outlet stores in fiscal 2008.

“We continue to believe that our Company has tremendous untapped growth potential in all of our retail concepts as well as our Internet channel. We also remain very optimistic about our new concept and the consumer it will ultimately serve. However, for 2008, we are focusing our resources on implementing our restructuring program and ensuring our core businesses are strong, healthy and more profitable. In all, the plans we are pursuing are designed to enable us to weather the expected downturn in 2008, while positioning the Company for aggressively pursuing growth as the economy recovers,” stated Ms. Krill.

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About Ann Taylor

Ann Taylor is one of the country's leading women's specialty retailers, operating 921 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of November 3, 2007.

Contacts:

Maria Sceppaguercio

SVP, Communications & Investor Relations

Ann Taylor Stores Corporation

212-457-2199

-or-

Judith Pirro

Director of Investor Relations

Ann Taylor Stores Corporation

212-541-3598

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including statements with respect to the Company’s restructuring program, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected;

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program;

•	the Company's ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher fuel and energy prices, interest rates, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the lease renewal or expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

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risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

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the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the re-imposition of quotas in certain categories, and other possible trade law or import restrictions;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and labor practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.